Exhibit 99.5

[pSivida letterhead]

January 18, 2011

Ladies and Gentlemen:

You have requested additional representations in connection with the Securities Purchase Agreement (the “Agreement”) dated today, between pSivida Corp., a Delaware corporation (the “Company”), and various purchasers including you.

The Company hereby represents and warrants to you that:

(a) the Company is admitted to the official list of ASX Limited.

(b) shares of the Company’s Common Stock are represented by CHESS Depository Instruments (“CDIs”) and those CDIs:

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are on the date hereof, and at the Closing Date will have been at all times in the preceding three (3) months, quoted securities (as defined in the Corporations Act 2001 of Australia (“Corporations Act”) of the Company);

•

at the Closing Date will have been quoted on a financial market operated by the Australian Securities Exchange (“ASX”) without having been suspended from trading for more than a total of five (5) trading days during the preceding twelve (12) months;

(c) the Company will apply for quotation of the CDIs with respect to the shaers issued pursuant to the Agreement (“Shares”) on the ASX as soon as possible after announcements of the material terms of the Agreement to the Trading Markets and will be responsible for all fees, costs and expenses associated with such application for quotation and with listing of such CDIs on the ASX and will take all action reasonably necessary, consistent with the exercise of its reasonable business judgment, to continue the listing and trading of its CDIs on the ASX.

(d) no exemption under section 111AS or 111AT of the Corporations Act or order under sections 340 or 341 of the Corporations Act (other than ASIC Class Orders [CO98/100], [98/101], [CO 98/104], [CO 98/1418], [CO 98/2395], [CO 99/90], [CO 00/2449], [CO 05/637], [CO 05/83], [CO 05/642], [CO 05/644], [CO 05/910] or [CO06/441]), covers, or at any time in the twelve months ending on the Closing Date, based on the reasonable expectations of the Company, will cover, the Company, or any Person, as a director or auditor of the Company;

(e) the Australian Securities and Investments Commission (“ASIC”) has not made, and, based on the reasonable expectations of the Company, will not before the Closing Date make, a determination for contravention by the Company within the previous twelve (12) months of any of the provisions listed in section 708A(2) of the Corporations Act;

(f) each offer for sale and each sale of Shares under the Agreement will not be an offer or sale to which sections 707(3) or 707(4) of the Corporations Act applies so as to require the offeror or seller to prepare and lodge with ASIC a prospectus or other document relating to the offer or sale; and

(g) the Company has complied in all material respects with the continuous disclosure requirements under the ASX Listing Rules and, in the past twelve (12) months up to the date of this letter, has made or lodged all required disclosures with the ASX (the “ASX Documents”) in compliance with the ASX Listing Rules. The information contained in all of the Company’s continuous disclosures, periodic disclosures, and particular disclosures under the ASX Listing Rules in the past twelve (12) months up to the date of this letter,, as of the date of each such disclosure, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading.

The Company acknowledges that the Purchaser intends to convert the Shares into CDIs upon receipt thereof, and the Company agrees to provide any necessary cooperation to facilitate such conversion.

This letter is to be read in conjunction with, and supplements, the Agreement. Unless otherwise stated or the context otherwise requires, the definitions used in the Agreement apply to this letter.

Sincerely,

/s/ Paul Ashton

President and Chief Executive Officer